FOR IMMEDIATE RELEASE

GENESIS HEALTHCARE RECEIVES IMPROVED PROPOSALS FROM BOTH
FORMATION/JER AND FILLMORE CAPITAL; BOARD DETERMINES
PROPOSAL FROM FILLMORE CAPITAL IS “SUPERIOR” TO
FORMATION/JER TRANSACTION

Fillmore Capital Proposes $69.25 per Share in Cash, Increasing at 8% per annum
Beginning September 1

Formation/JER Propose $68.15, Increasing at 9% per annum Beginning July 31, and at 10% per annum Beginning September 1

Formation/JER has Four Days to Make Counter-Proposal

KENNETT SQUARE, PA – May 15, 2007 – Genesis HealthCare Corporation (“GHC” or “Genesis”) (NASDAQ: GHCI) today announced that it received improved proposals from both Fillmore Capital Partners, LLC (“Fillmore”), on the one hand, and the venture between affiliates of Formation Capital, LLC (“Formation”) and JER Partners (“JER”), on the other hand.

Genesis received a revised proposal from Fillmore to acquire the Company at a price of $69.25 per share in cash, up from its previous offer of $69.00 per share. Under the proposal, if the transaction does not close by August 31, 2007, the purchase price would increase by approximately 8% per annum, or $0.01518 per day, from September 1, 2007 until the transaction closes. The proposal states that it will remain in effect until 5:00 p.m. EDT on Monday, May 21, 2007.

The venture between Formation and JER also offered to amend its existing merger agreement with Genesis to increase the purchase price to $68.15 per share in cash, up from a prior proposal of $67.50 per share and up from the current merger agreement price of $65.25 per share. Under the most recent proposal, if the transaction does not close before July 31, 2007, the purchase price would increase by approximately 9% per annum, or $0.01680 per day, from July 31, 2007 through August 31, 2007, and by approximately 10% per annum, or $0.01867 per day, from September 1, 2007 until the transaction closes. The most recent Formation/JER proposal expired by its terms at 9:00 a.m. EDT on Tuesday, May 15, 2007.

The Genesis Board of Directors has determined by majority vote that the offer from Fillmore is a “Superior Proposal” within the meaning of Genesis’s current agreement with affiliates of Formation and JER. Accordingly, Genesis today issued to Formation/JER notice of Genesis’s intention to terminate the merger agreement with them. The notice is subject to a four calendar day waiting period, during which Formation/ JER have the opportunity to make a counter proposal. If no counter proposal is made during this time, or if the counter proposal received is not determined by the Board to be at least as favorable to Genesis as the Fillmore proposal, Genesis will have the right to terminate the Formation/JER merger agreement upon payment to Formation and JER of a termination fee, and Genesis would then be free to accept Fillmore’s offer. In its proposal letter, Fillmore has committed to pay or reimburse Genesis the amount of the $15 million termination fee Genesis is required to pay to Formation/JER in connection with terminating the Formation/JER agreement in order to enter into a transaction with Fillmore.

Genesis also announced that the adjourned annual meeting of shareholders, at which the shareholder vote on the Formation/JER transaction will take place, has been rescheduled to Wednesday, May 30, 2007 at 10:00 a.m. from May 18, 2007. The meeting will be held at Genesis headquarters in Kennett Square, Pennsylvania, if the Company’s merger agreement with Formation/JER remains in effect. Only shareholders of record as of March 5, 2007 are entitled to vote at the annual meeting. At this time, the Board’s recommendation in favor of the Formation/JER transaction remains unchanged.

About Genesis HealthCare Corporation

Genesis HealthCare Corporation (NASDAQ: GHCI) is one of the nation's largest long-term care providers with over 200 skilled nursing centers and assisted living residences in 13 eastern states. Genesis also supplies contract rehabilitation therapy to over 600 healthcare providers in 20 states and the District of Columbia.

Forward-Looking Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments, in particular, information regarding the expected timetable for completing the transaction, successful integration of the business, benefits of the transaction and any other statements contained in this news release that are not purely historical fact are forward-looking statements. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the approval of the proposed merger by regulatory agencies, approval of the merger by the shareholders of GHC, satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement and the risks that have been described from time to time in GHC’s reports filed with the Securities and Exchange Commission (“SEC”), including its definitive proxy statement in connection with the 2007 annual meeting of shareholders and its annual report on Form 10-K for the fiscal year ended September 30, 2006. This document speaks only as of its date, and each of GHC, JER and Formation disclaims any duty to update the information herein.

Additional Information and Where to Find It:
On March 7, 2007, GHC filed with the SEC, and thereafter furnished to shareholders, a definitive proxy statement in connection with its 2007 annual meeting of shareholders. Since March 7, GHC has filed additional proxy soliciting materials, including a proxy supplement that was filed with the SEC on April 23, 2007, and GHC may furnish shareholders with additional proxy material. Investors and security holders are urged to read the proxy statement, supplement and other documents filed or to be filed by GHC because they contain (or will contain when available) important information about the proposed merger. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by GHC (when available) at the SEC website at http://www.sec.gov. The proxy statement, supplement and other documents also may be obtained for free from GHC by directing such request to Genesis HealthCare Corporation, Investor Relations, 101 East State Street, Kennett Square, PA 19348; telephone: 610-925-2000.

Participants in the Solicitation
GHC and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its stockholders in connection with the proposed merger and GHC’s scheduled 2007 annual meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of proxies from GHC shareholders is set forth in GHC’s proxy statement filed on March 7, 2007 and in its proxy statements and Annual Reports on Form 10-K previously filed with the SEC.

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GHC Investor Contact:

Jim McKeon, CFO: (610) 444-8425

Lori Mayer, Director Investor Relations (610) 925-2000

GHC Media Contact:

Jim Barron/Renée Soto: (212) 687-8080